UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2016
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METHODE ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-2816 (Commission File Number)	36-2090085 (IRS Employer Identification No.)

7401 West Wilson Avenue, Chicago, Illinois 60706
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (708) 867-6777

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On November 18, 2016, Methode Electronics, Inc. (the “Company”) entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, National Association, as L/C Issuer, and the Lenders named therein (the “Credit Agreement”). In connection with the execution of the Credit Agreement, the Amended and Restated Credit Agreement dated as of February 25, 2011 by and among the Company, Bank of America, N.A., as administrative agent, and certain other financial institutions was terminated.

The Credit Agreement has a maturity date of November 18, 2021. The credit facility is in the maximum principal amount of $150 million, with an option to increase the principal amount by up to an additional $100 million, subject to customary conditions and approval of the lender(s) providing new commitment(s). The credit facility is available for general corporate purposes, including working capital and acquisitions.

The credit facility provides for variable rates of interest based on the type of borrowing and the Company's debt to EBITDA financial ratio. The Credit Agreement is guaranteed by the Company’s wholly-owned U.S. subsidiaries. The Credit Agreement contains customary representations and warranties, financial covenants, restrictive covenants and events of default.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 herewith and is incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits.

(d)      Exhibits.

10.1    Credit Agreement dated as of November 18, 2016 among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, National Association, as L/C Issuer, and the Lenders named therein

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METHODE ELECTRONICS, INC.
Date:	November 21, 2016	By:	/s/ John R. Hrudicka
John R. Hrudicka
Chief Financial Officer

Index to Exhibits

Exhibit No.	Description of Exhibit
10.1
Credit Agreement dated as of November 18, 2016 among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, National Association, as L/C Issuer, and the Lenders named therein